EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated May 20, 2006 on the financial statements of the Group 1 Automotive, Inc. 401(k) Savings Plan(the Plan) included in this 2005 Annual Report on Form 11-K of the Plan into Group 1 Automotive, Inc.’s Registration Statement on Form S-8 (SEC File No. 333-80399) filed with the Securities and Exchange Commission.

Weinstein Spira & Company, P.C.

Houston, Texas
June 28, 2006